EXHIBIT 99.1

AVX Corporation Announces First Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- July 29, 2008 -- AVX Corporation (NYSE:  AVX)

Quarter highlights:
•	Revenue up almost 4.0%, or $13.7 million, to $396.9 million compared to the same quarter last year.
•	Earnings per share of $0.18 in the quarter
•	Dividends of $6.8 million, or $0.04 per share, paid during the first quarter of fiscal 2009.
•	Cash and cash equivalents and short and long-term investments in securities steady at $807.2 million.

Chief Executive Officer and President, John Gilbertson stated, "We are pleased to be able to report that sales for the June quarter were up about 4% compared to the same period last year. The market place remains consistant but cautious resulting from overall uncertainty in global economic conditions.”

Operating income for the quarter was $32.0 million. The decline, when compared to the same period last year, reflects higher costs for energy, metals and other materials used in production in addition to the negative impact on costs due to the weaker U.S Dollar. Operating results for the quarter ended June 30, 2008 include restructuring charges of $1.3 million related to worldwide headcount reductions during the quarter.

Mr. Gilbertson went on to state, “We believe that inventories remain lean throughout the supply chain and certain market segments, from medical to computers to telecommunications, continue to show demand strength.”

Net income for the quarter was $31.0 million, or $0.18 per share, compared to net income of $39.2 million, or $0.23 per share, in the same quarter last year.

Cash and cash equivalents and short and long-term investments in securities totaled $807.2 million at June 30, 2008. During the quarter $6.8 million of dividends to stockholders were paid.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30
	2007	2008
Net sales	$383,158	$396,889
Cost of sales	308,433	333,458
Restructuring charges	-	1,279
Gross profit	74,725	62,152
Selling, general & admin. expense	30,568	34,149
Restructuring charges	-	12
Other operating income	-	(4,051)
Profit from operations	44,157	32,042
Other income	10,996	8,376
Income before income taxes	55,153	40,418
Provision for taxes	15,994	9,413
Net income	$39,159	$31,005

Basic income per share	$0.23	$0.18
Diluted income per share	$0.23	$0.18

Weighted average common
shares outstanding:
Basic	171,797	170,976
Diluted	172,587	171,292

Net income for the quarter ended June 30, 2008 included an after tax restructuring charge of $934 thousand related to worldwide headcount reduction, and an after tax gain of $2.9 million related to the sale of excess assets. Additionally, for the quarter ended June 30, 2008, the provision for income taxes includes $2.0 million of benefits for the recognition of tax investment allowances related to additional capital investments made in our Penang, Malaysia facility.

AVX CORPORATION

Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	June 30,
	2008	2008
Assets
Cash and cash equivalents	$568,864	$561,885
Short-term investments in securities	50,000	-
Available-for-sale securities	44,790	45,005
Accounts receivable, net	203,762	207,105
Inventories	421,216	430,559
Other current assets	88,573	86,598
Total current assets	1,377,205	1,331,152
Long-term investments in securities	108,999	169,001
Long-term available-for-sale securities	42,666	31,326
Property, plant and equipment, net	316,572	320,467
Goodwill and other intangibles	254,059	259,049
Other assets	9,577	9,507

TOTAL ASSETS	$2,109,078	$2,120,502

Liabilities and Stockholders' Equity
Accounts payable	$137,152	$127,999
Income taxes payable and accrued expenses	83,364	81,065
Total current liabilities	220,516	209,064
Other liabilities	59,211	58,044

TOTAL LIABILITIES	279,727	267,108

TOTAL STOCKHOLDERS' EQUITY	1,829,351	1,853,394

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,109,078	$2,120,502

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843-946-0691
finance@avxus.com